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                                                                     EXHIBIT 5.1

                                KING & SPALDING

                              191 PEACHTREE STREET
                          ATLANTA, GEORGIA 30303-1763
                             TELEPHONE 404/572-4600
                             FACSIMILE 404/572-5100


DIRECT DIAL                                                         DIRECT FAX

404/572-3594                                                        404/572-5145


                               September 30, 1998

Healthcare Recoveries, Inc.
1400 Watterson Tower
Louisville, Kentucky 40218

Ladies and Gentlemen:

     We have acted as counsel to Healthcare Recoveries, Inc., a Delaware corporation ("HRI"), in connection with the registration of 860,000 shares (the "Shares") of HRI common stock, par value $.001 per share, pursuant to a Form S-8 Registration Statement (the "Registration Statement") proposed to be filed with the Securities and Exchange Commission on September 30, 1998. We understand that the Shares will be issued pursuant to the Healthcare Recoveries, Inc. 1997 Stock Option Plan for Eligible Participants (the "Eligible Participants Stock Plan").

     In so acting, we have examined and relied upon the accuracy of original, certified, conformed or photographic copies of the Registration Statement, and such records, other agreements, certificates and other documents as we have deemed necessary or appropriate to enable us to render the opinion set forth below. In all such examinations, we have assumed the genuineness of signatures on original documents and the conformity to such original documents of all copies submitted to us as certified, conformed or photographic copies and, as to certificates of public officials, we have assumed the same to have been properly given and to be accurate.

     Based upon the foregoing and subject to the limitations, qualifications and assumptions set forth in this letter, we are of the opinion that (i) the Shares to be issued upon the exercise of stock options ("Options") granted under the Plan are duly authorized and, assuming the Shares so issuable continue to be duly authorized on the dates of exercise, on the dates of exercise, the Options will be validly issued, fully paid and nonassessable and
(ii) assuming no change occurs in the applicable law or the pertinent facts, then, when the Options are exercised in accordance with their terms and the terms of the Plan (including the payment of any consideration therefor), the Shares so issuable will be validly issued, fully paid and nonassessable.

     The foregoing opinion is subject to the following limitations and qualifications:


1730 PENNSYLVANIA AVENUE, N.W.    1185 AVENUE OF THE AMERICAS    1100 LOUISIANA STREET, SUITE 3300
  WASHINGTON, DC 20006-4706         NEW YORK, NY 10036-4003            HOUSTON, TX 77002-5219
    TELEPHONE 202/737-0500           TELEPHONE 212/556-2100            TELEPHONE 713/751-3200
    FACSIMILE 202/626-3737           FACSIMILE 212/556-2222            FACSIMILE 713/751-3290











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Healthcare Recoveries, Inc.
September 30, 1998
Page 2


     We are members of the Bar of the State of Georgia and, accordingly, do not purport to be experts on or to express any opinion herein concerning any law other than the laws of the State of Georgia, the corporate laws of the State of Delaware, and the federal laws of the United States.

     This opinion has been furnished to you at your request and no other person or entity shall be entitled to rely upon this opinion without our prior written consent. We consent to the inclusion of this opinion in the Registration Statement. This opinion is given as of this date, and we assume no obligation to advise you after this date of facts or circumstances that come to our attention or changes in law that occur which could affect the opinions contained in this letter.

                                        Very truly yours,


                                        /s/ KING & SPALDING